Exhibit 99.1

 Evofem Biosciences Announces Strong Second Quarter 2022
Financial Results and Affirms 2022 Guidance

-- 42% growth in Phexxi® (lactic acid, citric acid and potassium bitartrate)
net product sales quarter over quarter --

-- Reduced operating expense by 8% and improved loss from operations by 16% --

-- Completed registrational Phase 3 trial evaluating Phexxi for the prevention of chlamydia and gonorrhea; on track to report top-line data in October 2022 --

-- Conference call scheduled for 5:00 p.m. ET today --

SAN DIEGO, August 4, 2022 - Evofem Biosciences, Inc., (Nasdaq: EVFM) (“Evofem" or the “Company"), today reported financial results for the three- and six-month periods ended June 30, 2022 and affirmed full-year 2022 guidance.
“We are pleased to report another consecutive quarter of improved operating results - strong revenue growth, lower operating expense, and improved operating loss,” said Saundra Pelletier, Chief Executive Officer of Evofem. “We expect ongoing growth will be driven by our sales and marketing initiatives, as well as market access expansion as payers and PBMs continue to add Phexxi to their formularies with no restrictions to comply with federal guidance.”
“We look forward to the top-line data readout in October of our registrational Phase 3 trial evaluating Phexxi for the prevention of chlamydia and gonorrhea,” Pelletier added. “With no prescription pharmaceuticals approved to prevent these sexually transmitted infections, we believe these potential new indications represent significant upside for shareholders, above and beyond the $7.9 billion U.S. contraceptive market which we continue to increasingly penetrate with Phexxi for hormone-free contraception.”

Second Quarter and Recent Highlights:
•Increased Phexxi® (lactic acid, citric acid and potassium bitartrate) net product sales 42% to $6.0 million for the second quarter of 2022 vs. first quarter 2022.
•Increased Phexxi access and approved claim rate through wins with health insurance plans and pharmacy benefit managers (PBMs) including a long-term contract with one of the largest PBMs in the nation, which added Phexxi to its formulary with no restrictions.
•The U.S. government clarified that it will enforce federal law requiring group health plans and health insurance issuers to cover contraception at no cost to participants.

•The Nasdaq Stock Market LLC’s Hearings Panel amended its decision to grant the Company’s request for continued listing of shares of its common stock on the Nasdaq Capital Market without completing a reverse stock split provided the Company is able to evidence a closing bid price of at least $1.00 per share on August 8, 2022 and each day thereafter through August 22, 2022.
•Closed the second quarter with $19.9 million in unrestricted cash and $1.6 million in restricted cash.

Second Quarter Financial Results
For the three months ended June 30, 2022, Phexxi net product sales increased to $6.0 million, an increase of 42% versus $4.3 million for the three months ended March 31, 2022. The increase reflects higher ex-factory sales and lower gross-to-net adjustments of 40% for the second quarter of 2022.
Total operating expenses decreased 8% to $30.5 million for the second quarter of 2022, compared to $33.2 million in the first quarter of 2022.
•Research and development costs were $7.7 million, compared to $10.4 million in the first quarter of 2022, reflecting lower clinical trial expenses as women exited the registrational Phase 3 trial of Phexxi for the prevention of chlamydia and gonorrhea in women. The last subject last visit occurred in late July 2022.
•Selling and marketing costs decreased to $12.3 million, compared to $12.7 million in the first quarter of 2022.
•General and administrative costs increased to $9.1 million, compared to $9.0 million in the first quarter of 2022.
As a result, loss from operations improved 16% to $24.4 million for the three months ended June 30, 2022, compared to a loss from operations of $28.9 million for the three months ended March 31, 2022.
Liquidity
At June 30, 2022, the Company had $19.9 million in unrestricted cash and $1.6 million in restricted cash, as compared to $7.7 million of unrestricted cash and $5.1 million of restricted cash at December 31, 2021.

In the second quarter of 2022, Evofem raised net proceeds of approximately $18.1 million from the sale and issuance of common stock, common warrants, and pre-funded warrants from an underwritten public offering in May 2022 and approximately $2.0 million from the Company's equity line of credit. During the second quarter and through August 3, 2022, Evofem received $22.4 million from the exercise of common warrants that were issued in the May 2022 underwritten public offering. Shares outstanding were 82,449,214 as of August 3, 2022.

Guidance
Evofem continues to expect net product sales in the range of $30 to $35 million for its 2022 fiscal year, representing 264% to 325% growth year-over-year. Gross-to-net is expected to be 40% or better, trending toward the lower in the second half of the year. The Company remains on track to meet its goal of reducing costs by $50 million in 2022; total operating expenses were $25.3 million lower in the first half of 2022 versus the same period last year.
Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2022 financial results and business outlook as follows:

Date:	Thursday, August 4, 2022
Time:	5:00 p.m. ET (2:00 p.m. PT)
Live call:	(800) 285-6670 (U.S. toll-free) or (713) 481-1320
Webcast (live and archived) and related slide presentation:	https://evofem.investorroom.com/2022Q2Results or https://www.webcast-eqs.com/evofem20220804/en
Please connect to the webcast at least 15 minutes prior to the start of the call to download any software that may be required. If participating by phone, please dial in approximately 15 minutes prior to the start of the call.
About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (Nasdaq: EVFM) is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from chlamydia and gonorrhea. The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. The Company expects to report top-line data in October 2022 from its registrational Phase 3 EVOGUARD clinical trial evaluating Phexxi for two potential new indications – prevention of chlamydia and prevention of gonorrhea in women. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements, evaluations and judgments related to potential growth, the ongoing development of Phexxi for new indications, including related timelines, top-line data releases and FDA submissions, and future growth of sales of Phexxi and the Company generally, any financial guidance, and the Company's ability to maintain the listing of shares of its common stock on the Nasdaq Capital Market. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022 and its Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law. This press release contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about its industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Investor Relations Contact	Media Contact
Amy Raskopf	media@evofem.com
Evofem Biosciences, Inc.
araskopf@evofem.com
(917) 673-5775

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